(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Variable Insurance Trust

We consent to the use of our report dated February 20, 2013, incorporated herein by reference, for ING GET U.S. Core Portfolio — Series 12, 13, and 14, each a series of ING Variable Insurance Trust, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts

April 25, 2013